United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): June 28, 2021

Communications Systems, Inc.

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State Or Other Jurisdiction Of Incorporation)

001-31588	41-0957999
(Commission File Number)	(I.R.S. Employer Identification No.)

10900 Red Circle Drive Minnetonka, MN	55343
(Address Of Principal Executive Offices)	(Zip Code)

(952) 996-1674

Registrant’s Telephone Number, Including Area Code

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value, $.05 per share	JCS	Nasdaq

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☓        Written communications pursuant to Rule 425 under the Securities Act

☓        Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).  ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Communications Systems, Inc. announces $25.0 million equity financing to close concurrently with CSI–Pineapple Merger AND FUND GROWTH INITIATIVES offering includes additional $25.0 Million in INVESTOR warrants

Minnetonka, Minnesota – June 28, 2021 -- Communications Systems, Inc. (Nasdaq: JCS) (“CSI” or the “Company”) announced today that it has entered into an agreement with a group of institutional investors (the “PIPE Investors”) to make a $25.0 million private placement investment in CSI in connection with the closing of the previously announced merger between CSI and Pineapple Energy, LLC (“Pineapple”). Proceeds of this investment will used primarily to fund Pineapple strategic initiatives. The closing of the financing is subject to approval of CSI’s shareholders.

Terms of PIPE Offering

Under the terms of the securities purchase agreement, the PIPE Investors have agreed to purchase $25.0 million in newly authorized CSI Series A Convertible Preferred Stock convertible at a price of $3.40 per share into CSI common stock, with five-year warrants to purchase an additional $25.0 million of common shares at that same price (the “PIPE Offering”). The PIPE Offering is expected to close immediately following the consummation of the CSI-Pineapple merger, thus PIPE Investors will invest in the post-merger company. Therefore, the PIPE Investors will not be entitled to receive any cash dividends paid prior to closing and will not receive the Contingent Value Rights (“CVRs”) to be issued to pre-merger CSI shareholders in the CSI-Pineapple merger.

CSI and one of the PIPE Investors, CrowdOut Capital LLC (“CrowdOut”), which has agreed, subject to the satisfaction of certain closing conditions, to purchase $9.0 million of the $25.0 million of Series A Convertible Preferred Stock, have also entered into a non-binding letter of intent for a $20.0 million term loan (the “Debt Transaction”) to be provided by CrowdOut to the Company to assist the combined CSI-Pineapple company fund the acquisitions of Hawaii Energy Connection (“HEC”) and E-GEAR, which are expected to close concurrently with the CSI-Pineapple merger. CrowdOut’s obligation to consummate the transactions in the PIPE Offering, including its obligation to purchase the CSI Series A Convertible Preferred Stock and warrants from the Company, is expressly conditioned on CrowdOut closing and funding, on or prior to the closing of CSI-Pineapple merger, the Debt Transaction pursuant to fully executed credit documents that are mutually acceptable to CSI and CrowdOut.

The Series A Convertible Preferred Stock will have no liquidation or dividend preference over CSI common stock and no voting rights until after converted into CSI common stock. Assuming conversion of the Series A Convertible Preferred Stock, the PIPE Investors would own approximately 7.35 million shares of the Company’s outstanding common stock immediately following the closing of the PIPE Offering, representing approximately 22% of CSI's outstanding Common Stock after giving effect to the issuance of shares in the merger, and approximately 14.7 million shares assuming exercise of all the warrants for cash, representing approximately 37% of CSI's outstanding Common Stock after giving effect to the issuance of shares in the merger and exercise of the warrants.

The Series A Convertible Preferred Stock and warrants will have anti-dilution provisions that would increase the number of shares issuable upon conversion or exercise, and lower the conversion or exercise price, if CSI issues equity securities at a price less than the conversion or exercise price at the time of such issuance. The securities purchase agreement also prohibits the combined company from conducting a new equity offering within 30 days of the closing, gives the PIPE Investors in the aggregate the right to purchase up to 25% of the equity securities in future CSI-Pineapple offerings within one year of closing of the securities purchase agreement and requires 30-day lock-up agreements of CSI common stock by certain CSI-Pineapple officers, directors and major shareholders following the closing. In connection with the transaction, CSI has agreed to file a registration statement on behalf of the PIPE Investors allowing them to resell the common stock into which the Series A Convertible Preferred Stock is convertible and the warrants are exercisable immediately after issuance. Closing is subject to the effectiveness of this registration statement, consummation of the CSI-Pineapple merger and other customary closing conditions.

Significance of the PIPE Offering for the CSI-Pineapple Merger

On March 2, 2021, CSI, which has operated as an IoT intelligent edge products and services company, entered into a definitive merger agreement with privately held Pineapple, a growing U.S. operator and consolidator of residential solar, battery storage, and grid services solutions. A meeting of CSI's shareholders to approve the merger agreement with Pineapple is expected to be held later in 2021. During the same meeting, CSI will also be requesting shareholder approval of the issuance of the Series A Convertible Preferred Stock and warrants. If the merger is approved by CSI shareholders, upon closing, CSI will commence doing business as Pineapple Energy, with a business model focused on the rapidly growing home solar industry.

As previously disclosed, members of both CSI’s and Pineapple’s management teams will assume leadership roles in the combined company. Pineapple’s Chief Executive Officer Kyle Udseth, an industry veteran who previously served as an executive at leading residential solar energy providers Sunnova and Sunrun, will assume the Chief Executive Officer position of the combined company. Roger H.D. Lacey, Executive Chairman of CSI, and Mark Fandrich, CSI’s Chief Financial Officer, are expected to remain in these same roles. The combined company expects to remain in its current headquarters near Minneapolis, Minnesota.

Mr. Udseth commented, “This financing is an important element in our plan to fund our ambitious growth initiatives. Upon obtaining CSI shareholder approval for its merger with Pineapple, these funds will enable the combined CSI-Pineapple to close the planned concurrent mergers with Hawaii Energy Connection and E-GEAR. Our new post-merger platform will provide better access to capital in the public markets to drive growth. Following closing of the merger with CSI, we intend to acquire leading local and regional solar installers around the country, especially in underpenetrated states like Florida and Texas. We expect that any significant acquisitions by the combined company would require us to raise additional debt or equity.”

Divestiture of CSI’s Existing Operations and Assets; Planned Dividend

At the time it announced the merger with Pineapple, CSI also announced its intention to divest substantially all its current operating and non-operating assets, including its E&S Segment business, its S&S Segment business, real estate holdings, and cash, cash equivalents, and investments.

On April 28, 2021, CSI entered into a securities purchase agreement with Lantronix, Inc. (Nasdaq: LTRX) (“Lantronix”) under which CSI agreed to sell its wholly owned subsidiaries Transition Networks, Inc. and Transition Networks Europe Limited to Lantronix, Inc. The sale of these businesses requires CSI shareholder approval, which is being sought at a meeting scheduled for July 28, 2021, and is also subject to customary closing conditions. Assuming CSI’s shareholders approve the transaction, we expect it to close on or about July 30, 2021.

On April 29, 2021, CSI announced that, prior to the effective date of the Pineapple merger, it expects to distribute to its existing shareholders a cash dividend of $3.50 per share or approximately $35.0 million from the net proceeds from the E&S Sale transaction and other available cash resources. A copy of CSI’s definitive Proxy Statement for the special shareholders meeting to approve the E&S sale transaction is available at https://www.sec.gov/Archives/edgar/data/22701/000089710121000494/csi210807_defm14a.htm.

Summary of CSI Shares to be Outstanding after CSI-Pineapple Merger and PIPE Offering

At June 24, 2021, CSI has approximately 9,470,000 million shares outstanding and expects to have approximately 9.9 million shares outstanding immediately prior to the closing of the CSI-Pineapple merger. CSI will initially issue 15.6 million shares in the CSI-Pineapple merger and may issue up to an additional 3.0 million shares to the Pineapple shareholders if specific post-merger milestones are achieved in accordance with the merger agreement. Immediately after the closing of CSI-Pineapple merger and PIPE Offering, the PIPE Investors would own Series A Convertible Preferred Stock immediately convertible into 7.35 million shares of Company common stock, representing approximately 22% of CSI's outstanding Common Stock after giving effect to the issuance of shares in the CSI-Pineapple merger, and also own warrants immediately exercisable for an additional 7.35 million shares of Company common stock, representing approximately 37% of CSI's outstanding common stock after giving effect to the issuance of shares in the CSI-Pineapple merger and exercise of the warrants.

The following chart summarizes the treatment of the different shareholders of CSI.

Type of Shareholder	Share Purchase Price	Right to Receive Dividends and CVR relating to Pre-Merger CSI	Shares of the combined company held immediately after the merger with Pineapple
CSI Shareholders immediately prior to the CSI-Pineapple merger	Various, based on purchases in the public market on the Nasdaq Capital Market.	Dividends are expected to include the $3.50 per share expected to be declared and paid after the closing of the E&S Sale. In addition, these shareholders are expected to receive cash generated on the sale of CSI’s Services & Support segment, real estate holdings, investments, and remaining cash – either through a cash dividend or through distributions pursuant to the CVR.

9,470,425 shares outstanding as June 24, 2021, plus shares related to CSI incentive plans triggered by the sale of the CSI’s Electronics & Software segment.

Existing CSI shareholders will continue to hold the same numbers of shares in the CSI-Pineapple post-merger company.

PIPE Investors	$25.0 million in newly authorized CSI Series A Convertible Preferred Stock convertible at a price of $3.40 per share into CSI common stock, with five-year warrants to purchase an additional $25.0 million of shares of common stock at that same price, in each case subject to adjustment for certain dilutive issuances.	No rights to pre-merger dividends or distributions under CVR relating to CSI assets existing prior to the CSI-Pineapple merger.	7.35 million shares of outstanding common stock. Approximately 14.7 million shares assuming exercise of all the warrants.
Shareholders of Pineapple entities	Shares to be issued pursuant to the merger agreement.	No rights to dividends or distributions under CVR relating to CSI assets existing prior to the CSI-Pineapple merger.	Initially 15.6 million shares with the potential for earnout shares based on the terms of merger agreement.

About Pineapple Energy LLC

Pineapple Energy LLC was founded to acquire and grow leading local and regional solar, storage, and energy services companies nationwide. Pineapple’s vision is to power the energy transition through grass-roots growth of solar electricity paired with battery storage on consumers' homes. Pineapple puts the customer at the heart of everything it does, building long-term relationships to create and share in recurring revenue from the electric grid of the future. Pineapple's cornerstone acquisitions of certain assets of Sungevity and Horizon Solar Power in December 2020 brought an installed customer base of 44,000+ solar customers across 12 states. Pineapple has also entered into definitive agreements to acquire Hawaii-based sustainable energy solution providers Hawaii Energy Connection (“HEC”) and E-GEAR, which will close concurrently with the CSI-Pineapple merger.

About Communications Systems, Inc.

Communications Systems, Inc., which has operated as an IoT intelligent edge products and services company, entered into a merger agreement with Pineapple Energy. After the Pineapple merger, the Company will be positioned to grow organically and to acquire and grow leading local and regional solar, storage, and energy services companies nationwide. The vision is to power the energy transition through grass-roots growth of solar electricity paired with battery storage on consumers' homes.

For more information about the previously announced CSI-Pineapple merger visit https://www.commsystems.com/investor-resources.

Agents

JMP Securities and Northland Capital Markets served as placement agents in connection with the PIPE Offering.

Participants in the Solicitation

Communications Systems, Inc. and its directors and executive officers may be considered participants in the solicitation of proxies by CSI in connection with approval of the proposed PIPE Offering and Pineapple merger. Information about the directors and executive officers of CSI is set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and its Amendment No. 1 on Form 10-K/A, which were filed with the SEC on March 31, 2020, and April 30, 2021, respectively, and will be set forth in its proxy statement for the shareholders meeting relating to approval of the merger and the issuance of shares pursuant to the securities purchase agreement, which will be filed with the SEC when it becomes available. You may obtain these documents (when they become available, as applicable) free of charge through the sources indicated above.

Website Information

CSI routinely posts important information for investors on its website, www.commsystems.com, in the “Investor Resources” section. CSI uses this website as a means of disclosing material information in compliance with its disclosure obligations under SEC Regulation FD. Accordingly, investors should monitor the "Investor Resources" section of CSI's website, in addition to following its press releases, SEC filings, future public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, CSI's website is not incorporated by reference into, and is not a part of, this document.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on CSI’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. There can be no guarantee that the proposed transactions described in this document will be completed, or that they will be completed as currently proposed, or at any particular time. Actual results may vary materially from those expressed or implied by the statements here due to changes in economic, business, competitive or regulatory factors, and other risks and uncertainties affecting the operation of CSI’s business. These risks, uncertainties and contingencies are presented in the Company’s Annual Report on Form 10-K and, from time to time, in the Company’s other filings with the Securities and Exchange Commission. The information set forth herein should be read considering such risks. Further, investors should keep in mind that the Company’s financial results in any period may not be indicative of future results. CSI is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether because of new information, future events, changes in assumptions or otherwise. In addition to these factors, there are a number of specific factors related to this transaction, including:

•	The Company’s ability to obtain shareholder approval for the merger agreement and related transactions;
•	The Company’s ability to obtain shareholder approval of the issuance of securities pursuant to the PIPE securities purchase agreement;
•	CrowdOut’s commitment to purchase $9.0 million of the $25.0 million of Series A Convertible Preferred Stock is expressly conditioned on closing and funding the Debt Transaction pursuant to fully executed credit documents that are mutually acceptable to the parties, and there can be no assurance that CSI and CrowdOut will be able to agree on mutually acceptable credit documents;
•	The closing of the PIPE Offering is subject to certain conditions, including the effectiveness of the registration statement registering the common stock underlying the Series A Convertible Preferred Stock and warrants being issued in the PIPE Offering.
•	The Series A Convertible Preferred Stock and warrants have anti-dilution provisions that would increase the number of shares issuable upon conversion or exercise, and lower the conversion or exercise price, if CSI issues equity securities at a price less than the conversion or exercise price in effect at the time the additional securities are issued.
•	There is no assurance that all or any part of the warrants will be exercised.
•	The ability of Pineapple to successfully close its Hawaii Energy Connection (HEC) and E-GEAR acquisitions and integrate these businesses into its operations;
•	The ability of the combined company to successfully maintain a Nasdaq Capital Market listing;

•	The ability of the combined company to successfully access the capital markets, identify and acquire appropriate acquisition targets and successfully integrate these companies into its operations;
•	The Company’s ability to successfully sell its existing operating business assets and its real estate assets and distribute these proceeds to its existing shareholder base;
•	Conditions to the closing of the CSI-Pineapple merger may not be satisfied or the merger may involve unexpected costs, liabilities or delays;
•	The occurrence of any other risks to consummation of the merger, including the risk that the merger will not be consummated within the expected time period or any event, change or other circumstances that could give rise to the termination of the merger agreement;
•	Risks that the merger disrupts current CSI plans and operations or that the business or stock price of CSI may suffer as a result of uncertainty surrounding the merger;
•	The outcome of any legal proceedings related to the merger;
•	CSI or Pineapple Energy may be adversely affected by other economic, business, or competitive factors.

Contacts:

For Communications Systems, Inc.

Anita Kumar

Chief Executive Office

+1 (952) 996-1674

Roger H. D. Lacey

Executive Chair

+1 (952) 996-1674

Mark D. Fandrich

Chief Financial Officer

+1 (952) 582-6416

mark.fandrich@commsysinc.com

The Equity Group Inc.

Lena Cati

Vice President

+1 (212) 836-9611

lcati@equityny.com

Devin Sullivan

Senior Vice President

+1 (212) 836-9608

dsullivan@equityny.com

For Pineapple Energy LLC

Kyle Udseth

Chief Executive Officer

+1 (702) 635-5598

kyle@pineappleenergy.com

The Blueshirt Group

Gary Dvorchak, CFA

Managing Director

+1 (323) 240-5796

gary@blueshirtgroup.com